Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated effective as of August 16, 2012, is entered into by and among Hi-Crush Partners LP, a Delaware limited partnership (“MLP”), Hi-Crush GP LLC, a Delaware limited liability company (“GP”), and Hi-Crush Services LLC, a Delaware limited liability company (“Hi-Crush Services”, and collectively with MLP and GP, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, MLP is the owner of Hi-Crush Operating LLC, a Delaware limited liability company (“Operating Company”). GP, in its capacity as the general partner of MLP, desires to engage Hi-Crush Services, on its own behalf and for the benefit of MLP and its Subsidiaries, including Operating Company, to provide certain services necessary to operate the business conducted by GP (in its capacity as the general partner of the MLP), MLP and MLP’s Subsidiaries, including Operating Company (the “Services Recipients”), and Hi-Crush Services is willing to undertake such engagement, subject to the terms and conditions of this Agreement; and

WHEREAS, MLP, GP (for itself and in its capacity as the general partner of MLP) and Hi-Crush Services agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Terms. The following defined terms will have the meanings given below:

“Administrative Personnel” means individuals who are employed by Hi-Crush Services or any of its Affiliates and assist in providing the Services.

“Administrative Services Percentage” means, for any applicable period, the percentage represented by a fraction, the numerator of which is the estimated amount of total working time that the Administrative Personnel are engaged in performing Services during such period, and the denominator of which is the estimated amount of total working time that the Administrative Personnel are engaged in performing services for Hi-Crush Services and its Affiliates during such period (including the Services and any other services), as such estimated amounts of working time are calculated on a consistent basis for purposes of determining the Administrative Services Percentage.

“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise (provided that, solely for purposes of this Agreement, the Services Recipients shall not be deemed Affiliates of Hi-Crush Services or its Affiliates).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Default Rate” shall mean an interest rate (which shall in no event be higher than the rate permitted by applicable law) equal to 300 basis points over the most recent 12-month LIBOR.

“Governmental Approval” shall mean any material consent, authorization, certificate, permit, right of way, grant or approval of any Governmental Authority that is necessary for the business of the Services Recipients in accordance with applicable Laws.

“Governmental Authority” shall mean (a) any court or tribunal in any jurisdiction, (b) any federal, state, foreign, municipal or local government, (c) any governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or (d) any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.

“GP” has the meaning set forth in the preamble to this Agreement.

“Hi-Crush Services” has the meaning set forth in the preamble to this Agreement.

“Indemnified Parties” has the meaning set forth in Section 6.1.

“Laws” shall mean any applicable statute, common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.

“LIBOR” means the London Inter-Bank Offered Rate.

“Losses” has the meaning set forth in Section 6.1.

“MLP” has the meaning set forth in the preamble to this Agreement.

“Operating Company” has the meaning set forth in the recitals to this Agreement.

“Operational Personnel” means individuals and independent contractors who are employed by Hi-Crush Services or any of its Affiliates to provide services at any MLP excavating and processing facility, including, but not limited to, services related to excavating, processing, loading and logistics operations.

“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

“Payment Amount” has the meaning set forth in Section 3.1.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity.

“Personnel Costs” means all compensation costs incurred by an employer in connection with the employment by such employer of applicable personnel, including all salary, cash bonuses, payroll taxes and benefits.

“Services” shall consist of those services performed for the Services Recipients as described on Exhibit 1 hereto, as such exhibit may be updated in accordance with Section 2.3.

“Services Recipients” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or through one or more Subsidiaries of such Person, or a combination thereof, controls such partnership, directly or indirectly, at the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

ARTICLE 2.

RETENTION OF HI-CRUSH SERVICES; SCOPE OF SERVICES

Section 2.1 Retention of Hi-Crush Services. GP, on its own behalf and for the benefit of the Services Recipients, hereby engages Hi-Crush Services to perform the Services and Hi-Crush Services hereby accepts such engagement and agrees to perform the Services and to provide all Administrative Personnel necessary to perform the Services. Subject to the other provisions of this Agreement, all Administrative Personnel performing Services pursuant to this Agreement shall be subject to the direction and control of GP in performing such Services.

Section 2.2 Scope of Services. The Services shall be provided in accordance with (a) applicable Governmental Approvals and Laws in all material respects, (b) applicable industry standards and (c) quality standards that, taken as a whole, are not materially less favorable to the Services Recipients compared to those provided by Hi-Crush Services to the Services Recipients as of the date of this Agreement.

Section 2.3 Exclusion and Addition of Services. At any time, GP or Hi-Crush Services may temporarily or permanently exclude any particular service from the scope of the Services upon 180 days notice, unless such notice is waived in writing by GP. At any time, GP and Hi-Crush Services may agree to temporarily or permanently add any particular service to the scope of the Services, which shall be reflected in an update to Exhibit 1 to this Agreement. Any such update shall be deemed not to be an amendment or modification to this Agreement.

Section 2.4 Performance of Services by Affiliates or Other Persons. The Parties hereby agree that in discharging its obligations hereunder, Hi-Crush Services may engage any of its Affiliates or other Persons to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or Person shall be treated as if Hi-Crush Services performed such Services itself. No such delegation by Hi-Crush Services to Affiliates or other Persons shall relieve Hi-Crush Services of its obligations hereunder.

ARTICLE 3.

PAYMENT AMOUNT

Section 3.1 Payment Amount. GP shall pay or cause MLP or Operating Company to pay in cash to Hi-Crush Services (or its Affiliates as Hi-Crush Services may direct) the amount of any direct or indirect expenses incurred by Hi-Crush Services or its Affiliates in connection with the provision of Services by Hi-Crush Services or its Affiliates (the “Payment Amount”), in accordance with the following:

(a) Operational Personnel. The Payment Amount will include all Personnel Costs of Operational Personnel.

(b) Administrative Personnel. The Payment Amount will include a pro rata share of all Personnel Costs of Administrative Personnel, as determined by Hi-Crush Services on a commercially reasonable basis, based on the Administrative Services Percentage.

(c) Administrative Costs. The Payment Amount will include the following:

(i) Office Costs. A pro rata share of all office costs (including, without limitation, all costs relating to office leases, equipment leases, supplies, property taxes and utilities) for all locations of Administrative Personnel, as determined by Hi-Crush Services on a commercially reasonable basis, based on the Administrative Services Percentage;

(ii) Outside Services. Services provided by outside vendors (including audit services, legal services, government and public relation services, employee compensation and benefit plan services and related services, payroll services and other services) will first be direct charged where applicable; provided, however, that the Payment Amount will include a pro rata share of charges for all services that are provided by outside vendors and not direct charged, as determined by Hi-Crush Services on a commercially reasonable basis, based on the estimated portion of such services that are for the benefit of Services Recipients; and

(iii) Other G&A Costs. A pro rata share of all other general and administrative costs relating to the Services Recipients incurred by Hi-Crush Services or its Affiliates, as determined by Hi-Crush Services on a commercially reasonable basis, based on the Administrative Services Percentage.

(d) Taxes. The Services Recipients shall pay or cause to be paid all taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) imposed by any Governmental Authority that Hi-Crush Services or its Affiliates incur for the Services provided under this Agreement. If Hi-Crush Services is required to pay any of the foregoing, then the Payment Amount will include amounts sufficient to reimburse Hi-Crush Services for such payment.

Section 3.2 Payment of Payment Amount. Hi-Crush Services shall submit monthly invoices to GP for the Services, which invoices shall be due and payable within 30 days. GP shall pay, or cause MLP or Operating Company to pay, to Hi-Crush Services, the full Payment Amount due under Section 3.1. Past due amounts shall bear interest at the Default Rate.

Section 3.3 Disputed Charges. GP MAY, WITHIN 90 DAYS AFTER RECEIPT OF A CHARGE FROM HI-CRUSH SERVICES, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUNDS THAT THE SAME WAS NOT A REASONABLE COST INCURRED BY HI-CRUSH SERVICES OR ITS AFFILIATES IN CONNECTION WITH THE SERVICES. GP SHALL NEVERTHELESS PAY OR CAUSE MLP OR OPERATING COMPANY TO PAY WHEN DUE THE FULL PAYMENT AMOUNT OWED TO HI-CRUSH SERVICES. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF THE SERVICES RECIPIENT TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE A REASONABLE COST INCURRED BY HI-CRUSH SERVICES OR ITS AFFILIATES IN CONNECTION WITH ITS PROVIDING THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY HI-CRUSH SERVICES TO THE SERVICES RECIPIENTS TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY THE SERVICES RECIPIENTS TO THE DATE OF REFUND BY HI-CRUSH SERVICES.

Section 3.4 At the request of GP, no later than 15 days prior to the start of each fiscal quarter, Hi-Crush Services shall provide a good faith estimate (the “Estimate”) of the Payment Amount for such fiscal quarter. The Estimate shall be based in part upon information provided by GP to Hi-Crush Services regarding Services Recipients’ expected operational requirements for such quarter. At the request of and upon reasonable notice from GP, Hi-Crush Services shall meet with GP to discuss and answer questions concerning the Estimate.

ARTICLE 4.

BOOKS, RECORDS AND REPORTING

Section 4.1 Books and Records. Hi-Crush Services and its Affiliates and the Services Recipients shall each maintain accurate books and records regarding the performance of the Services and calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or law, or five (5) years, whichever is longer.

Section 4.2 Audits. Hi-Crush Services and its Affiliates and the Services Recipients shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine and make copies of the books and records referred to in Section 4.1. Such right may be exercised through any agent or employee of the Person exercising such right if designated in writing by such Person or by an independent public accountant, attorney or other agent so designated. Each Person exercising such right shall bear all costs and expenses incurred by it in any inspection, examination or audit. Each Party shall review and respond in a timely manner to any claims or inquiries made by any other Party regarding matters revealed by any such inspection, examination or audit.

Section 4.3 Reports. Hi-Crush Services shall prepare and deliver to GP any reports provided for in this Agreement and such other reports as GP may reasonably request from time to time regarding the performance of the Services.

ARTICLE 5.

TERMINATION

Section 5.1 Termination. GP may terminate this Agreement at any time by giving notice of such termination to Hi-Crush Services. Any termination under this Section 5.1 shall become effective 180 days after delivery of such notice or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by GP.

Section 5.2 Termination By Hi-Crush Services. Hi-Crush Services may terminate this Agreement at any time by giving notice of such termination to GP. Any termination under this Section 5.2 shall become effective 180 days after delivery of such notice or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by Hi-Crush Services.

Section 5.3 Effect of Termination. If this Agreement is terminated in accordance with Section 5.1 or Section 5.2, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (c) the obligation to pay any portion of any Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time.

Section 5.4 Transition of Services. During the period prior to termination of this Agreement following the delivery of any notice of termination delivered in accordance with Section 5.1 or Section 5.2, in addition to the Services, Hi-Crush Services will, and will cause its Affiliates to, provide to the Services Recipients such additional services as may be reasonably requested by GP to assist the Services Recipients in effecting a transition of the responsibility for providing the Services.

Section 5.5 Survival. The provisions of this Article 5 and Sections 3.3, 4.1, 4.2, 6.1, 6.2, 6.3 and Articles 7 and 8 will survive and continue in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 6.

ADDITIONAL AGREEMENTS

Section 6.1 Indemnity. The Services Recipients shall indemnify, reimburse, defend and hold harmless Hi-Crush Services and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives (collectively the “Indemnified Parties”), from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interest, expenses, obligations, claims and liabilities (joint or several) of any kind or nature whatsoever (collectively “Losses”) that are incurred by such Indemnified Parties in connection with, relating to or arising out of (i) the breach of any term or condition of this Agreement, or (ii) the performance of any Services hereunder; provided, however, that the Services Recipients shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Party for any Losses incurred by such Indemnified Party in connection with, relating to or arising out of:

(a) a breach by such Indemnified Party of this Agreement;

(b) the gross negligence of such Indemnified Party in the performance of any Services hereunder; or

(c) fraudulent or dishonest acts of such Indemnified Party with respect to the Services Recipients.

The rights of any Indemnified Party referred to above shall be in addition to any rights that such Indemnified Party shall otherwise have at law or in equity. Without the prior written consent of the Services Recipients, no Indemnified Party shall settle, compromise or consent to the entry of any judgment in any claim, action, proceeding or investigation in respect of which indemnification is sought hereunder unless (a) such settlement, compromise or consent includes an unconditional release of the Services Recipients from all liability arising out of such claim, action, proceeding or investigation and (b) the parties involved agree that the terms of such settlement, compromise or consent shall remain confidential.

Section 6.2 Limitation of Duties and Liability. The relationship of Hi-Crush Services to the Services Recipients pursuant to this Agreement is as an independent contractor and nothing in this Agreement shall be construed to impose on Hi-Crush Services, or on any of its Affiliates, or on any of their respective successors and permitted assigns, or on their respective employees, officers, members, managers, directors, agents and representatives, an express or implied fiduciary duty. Hi-Crush Services and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, shall not be liable for, and the Services Recipients shall not take, or permit to be taken, any action against any of such Persons to hold such Persons liable for, any error of judgment or mistake of law or for any liability or loss suffered by the Services Recipients in connection with the performance of any Services under this Agreement, except for a liability or loss resulting from gross negligence in the performance of the Services. In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall Hi-Crush Services or its Affiliates, their respective successors and permitted assigns, or their respective employees, officers, members, managers, directors, agents and representatives, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages.

Section 6.3 Reliance. Hi-Crush Services and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, may take and may act and rely upon:

(a) the opinion or advice of legal counsel, any U.S.-based law firm, or other legal counsel reasonably acceptable to the board of directors of the GP, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Services Recipients;

(b) advice, opinions, statements or information from bankers, accountants, auditors, valuation consultants and other consulted Persons who are in each case believed by the relying Person in good faith to be experts in relation to the matters upon which they are consulted; or

(c) any other document provided in connection with the Services Recipients upon which it is reasonable for the applicable Person to rely.

A Person shall not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information or document.

Section 6.4 Services to Others. While Hi-Crush Services is providing the Services under this Agreement, Hi-Crush Services shall also be permitted to provide services, including services similar to the Services covered hereby, to others, including Affiliates of Hi-Crush Services.

Section 6.5 Transactions With Affiliates. Hi-Crush Services may recommend to the Services Recipients, and may engage in, transactions with any Affiliate of Hi-Crush Services.

Section 6.6 Sharing of Information. Hi-Crush Services and its Affiliates and other agents or representatives shall be permitted to share Services Recipients’ information with its Affiliates and other Persons as reasonably necessary to perform the Services, subject to appropriate and reasonable confidentiality arrangements.

Section 6.7 Disclosure of Remuneration. Hi-Crush Services shall disclose the amount of compensation of any Administrative Personnel to the GP and/or MLP to the extent required for the Services Recipients to comply with the requirements of applicable law, including applicable federal securities laws.

ARTICLE 7.

MISCELLANEOUS

Section 7.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile; and a notice, request or consent given under this Agreement is effective on receipt by the Party to receive it; provided, however, that a facsimile transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next business day. All notices, requests and consents must be sent to or made as provided below.

If to GP or MLP, to:

Hi-Crush GP, LLC

Three Riverway, Suite 1550

Houston, Texas 77056

Facsimile: (713) 963-0088

Attention: Robert E. Rasmus

If to Hi-Crush Services, to:

Hi-Crush Services LLC

Three Riverway, Suite 1550

Houston, Texas 77056

Facsimile: (713) 963-0088

Attention: Chad McEver

Section 7.2 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party under this Agreement. Except as otherwise provided in this Agreement, failure on the part of a Party to complain of any act of another Party or to declare another Party in default under this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 7.3 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections will, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders, and the singular will include the plural and vice versa. The terms “include,” “includes,” “including” or words of like import will be deemed to be followed by the words “without limitation.”

Section 7.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 7.5 No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 7.6 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile and portable document format (.pdf) delivery, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree and acknowledge that delivery of a signature by facsimile or in .pdf form shall constitute execution by such signatory.

Section 7.7 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Section 7.8 Remedies to Prevailing Party. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 7.9 Severability. If any provision of this Agreement or the application thereof to any Person or any circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 7.10 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.

Section 7.11 Integration. This Agreement and the exhibit referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter. This Agreement and such exhibit contain the entire understanding of the Parties with respect to its subject matter. In the case of any actual conflict or inconsistency between the terms of this Agreement and the agreement of limited partnership of MLP, the terms of the agreement of limited partnership of MLP shall control. No understanding, representation, promise or agreement, whether oral or written, is intended to be or will be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

Section 7.12 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

MLP:

HI-CRUSH PARTNERS LP

By:	/s/ Robert E. Rasmus
Name:	Robert E. Rasmus
Title:	Chief Executive Officer

GP:

HI-CRUSH GP LLC

By:	/s/ Robert E. Rasmus
Name:	Robert E. Rasmus
Title:	Chief Executive Officer

HI-CRUSH SERVICES:

HI-CRUSH SERVICES LLC

By:	/s/ Robert E. Rasmus
Name:	Robert E. Rasmus
Title:	Chief Executive Officer

Signature Page to Management Services Agreement

EXHIBIT 1

Hi-Crush Services shall provide the Services Recipients with corporate and general and administrative services reasonably necessary to assist in the operation of the business of the Services Recipients, which services, shall include, without limitation, the following:

(a)	services from Operational Personnel;

(b)	services from Administrative Personnel in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities shall serve on a shared, part-time basis only, unless and to the extent otherwise agreed by MLP and Hi-Crush Services;

(c)	administrative and professional services, including legal, accounting, human resources, information technology, insurance, tax, credit, finance, payroll, investor and public relations, communications, government affairs and regulatory affairs;

(d)	assistance with accounting and tax audits performed on the Services Recipients;

(e)	assistance with the books and records of the Services Recipients in accordance with customary practice and generally accepted accounting principles;

(f)	assistance with the reports and other documents filed by MLP with the Securities and Exchange Commission;

(g)	assistance with Schedules K-1 prepared by MLP;

(h)	managing or overseeing litigation, administrative or regulatory proceedings and investigations of the Services Recipients’ business or operations that may arise in the ordinary course of business or otherwise, subject to the approval of the Board of directors of the GP in connection with the settlement, compromise, consent to the entry of an order or judgment or other agreement resolving any of the foregoing;

(i)	engineering services;

(j)	safety and environmental advice;

(k)	establishing and maintaining appropriate insurance policies with respect to the Services Recipients’ business and operations (to the extent such insurance policies are not established and maintained by the Services Recipients); and

(l)	managing or providing advice for other projects, including acquisitions, as may be agreed to between GP and Hi-Crush Services from time to time.

Exhibit 1 to Management Services Agreement